UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Information Statement

Ameren Illinois Company

(Name of Registrant As Specified In Its Charter)

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AMEREN ILLINOIS COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

To the Shareholders of

AMEREN ILLINOIS COMPANY

The Annual Meeting of Shareholders of Ameren Illinois Company will be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri, on Tuesday, April 23, 2013, at 9:00 A.M., for the purposes of:

(1)	electing four directors of the Company for terms ending at the annual meeting of shareholders to be held in 2014; and

(2)	acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s capital stock at the close of business on February 25, 2013, you are entitled to vote at the meeting and at any adjournment thereof. Persons will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 25, 2013, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the Board of Directors.

/s/ Gregory L. Nelson

GREGORY L. NELSON

Secretary

St. Louis, Missouri

March 7, 2013

i

INFORMATION STATEMENT OF AMEREN ILLINOIS COMPANY

(First sent or given to shareholders on or about March 11, 2013)

Principal Executive Offices:

6 Executive Drive

Collinsville, IL 62234

FORWARD-LOOKING INFORMATION

Statements in this information statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This information statement is furnished in connection with the Annual Meeting of Shareholders of Ameren Illinois Company, doing business as Ameren Illinois (the “Company,” “Ameren Illinois,” “we,” “us” and “our”), to be held on Tuesday, April 23, 2013 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at Powell Symphony Hall, 718 North Grand Boulevard, St. Louis, Missouri at 9:00 A.M. Central Time.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company; Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”); and Ameren Services Company (“Ameren Services”) are principal direct or indirect subsidiaries of Ameren Corporation (“Ameren”), a holding company.

Ameren has common equity securities listed on the New York Stock Exchange (“NYSE”) and holds either directly or indirectly more than 50 percent of the voting power of Ameren Illinois, Ameren Missouri and Ameren Services. Ameren Illinois has no securities listed on the NYSE and is therefore, exempt from all of the corporate governance rules of the NYSE (Section 303A of the NYSE’s Listed Company Manual). Ameren Illinois, however, voluntarily complies with certain of the NYSE’s listing standards relating to corporate governance, where such compliance is deemed to be in the best interest of Ameren Illinois’ shareholders.

Our 2012 Form 10-K is being sent, along with the Notice of Annual Meeting and this information statement, to all shareholders of record at the close of business on February 25, 2013, which is the record date for the determination of shareholders entitled to vote at the meeting. Note that the 2012 Form 10-K is a combined report for Ameren, Ameren Illinois and Ameren Missouri, which comprise all Ameren companies reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As information, Ameren Illinois’ Annual Meeting will be held in conjunction with the Ameren and Ameren Missouri annual meetings.

VOTING

Only shareholders of record of our common stock, without par value (“Common Stock”) and our cumulative preferred stock, $100 par value (“Preferred Stock”) at the close of business on the record date, February 25, 2013, are entitled to vote at the Annual Meeting. Our two classes of outstanding voting securities on such date consisted of 25,452,373 shares of Common Stock, all of which were owned by Ameren, and 616,324 shares of Preferred Stock of various series. As provided in our Bylaws, in order to conduct the meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. Our Common Stock and Preferred Stock vote together as a single class on the election of directors. Each shareholder is entitled to one vote for each share of our stock held (whether Common Stock or Preferred Stock), on each matter submitted to a vote at the Annual Meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore, may give one nominee votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or those votes may be distributed among any two or more nominees.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

In all matters, other than the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) except as provided in (iii) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iii) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. In the election of directors, the four nominees who receive the most votes will be elected. Shareholder votes are certified by independent inspectors of election.

We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees for directors named in Item (1). Accordingly, this matter is expected to be approved. Therefore, the Board of Directors considered it unnecessary to solicit proxies for the Annual Meeting. However, if you wish to vote your shares of Preferred Stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

OTHER ANNUAL MEETING MATTERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2012 FORM 10-K FOR THE ANNUAL MEETING TO BE HELD ON APRIL 23, 2013

This information statement and our 2012 Form  10-K, including our financial statements, are also available to you at http://www.ameren.com/AmerenIllinoisInfoStatement.

HOW YOU CAN REVIEW THE LIST OF SHAREHOLDERS

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

WEBCAST OF THE ANNUAL MEETING

The Annual Meeting will also be webcast on April 23, 2013. You are invited to visit http://www.ameren.com at 9:00 A.M. CT on April 23, 2013, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 23, 2013, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on Ameren’s website for one year. You cannot record your vote on this webcast.

HOW YOU CAN CONTACT US ABOUT ANNUAL MEETING MATTERS

You may reach us:

-  by mail addressed to

Office of the Secretary

Ameren Illinois Company

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

-  by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

ITEMS YOU MAY VOTE ON

ITEM (1): ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and approved by the Board of Directors. The Nominating and Corporate Governance Committee, as described below, performs its committee functions for our Board. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The four nominees for director who receive the most votes will be elected.

Our Board of Directors is currently comprised of four directors (Daniel F. Cole, Martin J. Lyons, Jr., Richard J. Mark and Gregory L. Nelson), each of whom is an executive officer of the Company or its affiliates. As discussed below, the Audit and Risk Committee, as well as the Nominating and Corporate Governance Committee, Human Resources Committee, Nuclear Oversight and Environmental Committee and Finance Committee of Ameren’s Board of Directors, perform committee functions for our Board.

On June 12, 2012, Scott A. Cisel, previously Chairman, President and Chief Executive Officer of the Company, terminated employment with and resigned as a director of the Company. On June 13, 2012, the Company’s Board of Directors elected Richard J. Mark to the Board of Directors and to the positions of Chairman, President and Chief Executive Officer of the Company. In connection with this promotion, Mr. Mark relinquished his position as Senior Vice President of Customer Operations and resigned from the Board of Directors of Ameren Missouri. In addition, Ameren Missouri’s Board of Directors elected Michael L. Moehn to the Board of Directors and to the position of Senior Vice President, Customer Operations of Ameren Missouri. In connection with this election, Mr. Moehn relinquished his position as Senior Vice President of Customer Operations and resigned as a director of the Company. Mr. Mark has been nominated for election as a director of the Company at the Annual Meeting.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2012, tenure as director, other directorships held by such nominee during the last five years and business background for at least the last five years. Each nominee’s biography below also includes a description of the specific experience, qualifications, attributes or skills of each director or nominee that led Ameren’s Board to conclude that such person should serve as a director of the Company at the time that this information statement is filed with the SEC. The fact that we do not list a particular experience qualification, attribute or skill for a director nominee does not mean that nominee does not possess that particular experience, qualification, attribute or skill. In addition to those specific experiences, qualifications, attributes or skills detailed below, each director or nominee has demonstrated the highest professional and personal ethics, a broad experience in business, government, education or technology, the ability to provide insights and practical wisdom based on their experience and expertise, a commitment to enhancing shareholder value, compliance with legal and regulatory requirements, and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company. In assessing the composition of the Board of Directors, Ameren’s Nominating and Corporate Governance Committee recommends Board nominees so that collectively, the Board is balanced by having the necessary experience, qualifications, attributes and skills and that no nominee is recommended because of one particular criterion. See “— CORPORATE GOVERNANCE — Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by shareholders at our annual meeting of shareholders held on April 24, 2012 (the “2012 Annual Meeting”), except for Mr. Mark. As noted above, Mr. Mark is currently a director and executive officer of the Company and was initially recommended as a nominee to the Board of Directors by the then-current directors, all of whom are executive officers of the Company. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and were unanimously nominated by our Board of Directors. We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees named below.

DANIEL F. COLE

Chairman, President and Chief Executive Officer of Ameren Services and Senior Vice President of the Company and Ameren Missouri. Mr. Cole was employed by Ameren Missouri in 1976 as an engineer. He was elected Senior Vice President of Ameren Missouri and Ameren Services in 1999, at Central Illinois Public Service Company (a former Ameren subsidiary that merged with other former Ameren subsidiaries, Central Illinois Light Company (“CILCO”) and Illinois Power Company (“IP”), and then changed its name to Ameren Illinois) (“CIPS”) in 2001, at CILCO and CILCORP Inc. (a former Ameren subsidiary that merged into Ameren in 2010) (“CILCORP”) in 2003 and at IP in 2004. In 2009, Mr. Cole assumed the positions of Chairman, President and Chief Executive Officer of Ameren Services and remained Senior Vice President of Ameren Missouri, CIPS, CILCO, CILCORP and IP. Mr. Cole’s directorships and tenure as Senior Vice President of CILCORP (following the merger of CILCORP into Ameren) and of CILCO and IP (following the merger of those entities with and into CIPS) each ended in 2010. Mr. Cole continued as a director and the Senior Vice President of the Company following the consummation of the CIPS, CILCO and IP merger in 2010. Director of the Company since 2003. Director of the following former Ameren subsidiaries: CILCORP (2003-2010); CILCO (2003-2010); IP (2004-2010). Director of the following other Ameren subsidiaries: Ameren Energy Generating Company (“AEG”) (2000-present); Ameren Missouri (2005-present); Ameren Services (2009-present). Age: 59. Based primarily upon Mr. Cole’s significant executive management and directorship experience, strong strategic planning, engineering and administrative skills and experience, and extensive tenure with the Company (and its current and former affiliates), as well as those demonstrated attributes discussed in the first paragraph under “Information Concerning Nominees to the Board of Directors” above, Ameren’s Board concluded that Mr. Cole should serve as a director of the Company at the time that this information statement is filed with the SEC.

MARTIN J. LYONS, JR.

Executive Vice President and Chief Financial Officer of the Company, Ameren, Ameren Missouri and Ameren Services (effective January 1, 2013) (previously, Senior Vice President and Chief Financial Officer of the Company, Ameren, Ameren Missouri and Ameren Services through December 31, 2012). Mr. Lyons joined CIPS, Ameren, Ameren Missouri and Ameren Services in 2001 as controller. He was elected controller of CILCORP and CILCO in 2003. Mr. Lyons was also elected vice president of CIPS, Ameren, Ameren Missouri, CILCORP, CILCO and Ameren Services in 2003 and vice president and controller of IP in 2004. In 2007, his positions at Ameren Missouri were changed to vice president and principal accounting officer. In 2008, Mr. Lyons was elected senior vice president and principal accounting officer of the Ameren companies. In 2009, Mr. Lyons assumed the positions of Senior Vice President and Chief Financial Officer, while remaining as the principal accounting officer, of CIPS, Ameren, CILCORP, Ameren Missouri, CILCO, IP and Ameren Services. Mr. Lyons’ directorships and tenure as Senior Vice President and Chief Financial Officer of CILCORP (following the merger of CILCORP into Ameren) and of CILCO and IP (following the merger of those entities with and into CIPS) each ended in 2010. Mr. Lyons continued as a director and the Senior Vice President and Chief Financial Officer of the Company following the consummation of the CIPS, CILCO and IP merger in

2010. Effective January 1, 2013, Mr. Lyons was elected Executive Vice President and Chief Financial Officer of the Company, Ameren, Ameren Missouri and Ameren Services. Director of the Company since 2009. Director of the following former Ameren subsidiaries: CILCORP (2009-2010); CILCO (2009-2010); IP (2009-2010). Director of the following other Ameren subsidiaries: AEG (2009-present); Ameren Missouri (2009-present). Age: 46. Based primarily upon Mr. Lyons’ executive management experience, strong accounting, financial and administrative skills and experience, and tenure with the Company (and its current and former affiliates), as well as those demonstrated attributes discussed in the first paragraph under “Information Concerning Nominees to the Board of Directors” above, Ameren’s Board concluded that Mr. Lyons should serve as a director of the Company at the time that this information statement is filed with the SEC.

RICHARD J. MARK

Chairman, President and Chief Executive Officer of the Company (effective June 13, 2012) (previously, Senior Vice President, Customer Operations of Ameren Missouri through June 12, 2012). Mr. Mark was elected Vice President-Customer Service of Ameren Services in 2002. In 2003, he was elected Vice President-Governmental Policy and Consumer Affairs at Ameren Services with responsibility for government affairs, economic development and community relations for Ameren’s utility subsidiaries, including the Company. Mr. Mark was elected to the Board of Directors and as Senior Vice President, Customer Operations of Ameren Missouri in 2005, with responsibility for Missouri energy delivery. In 2007, he relinquished his position at Ameren Services. In June 2012, Mr. Mark was elected to the Board of Directors and as Chairman, President and Chief Executive Officer of the Company, while relinquishing his directorship and position at Ameren Missouri. Director of the Company since June 2012. Director of the following other Ameren subsidiary: Ameren Missouri (2005–June 2012). Age: 57. Based primarily upon Mr. Mark’s executive management and directorship experience, significant consumer and regulatory affairs and administrative skills and experience, and tenure with Ameren Missouri (and its affiliates), as well as those demonstrated attributes discussed in the first paragraph under “Information Concerning Nominees to the Board of Directors” above, Ameren’s Board concluded that Mr. Mark should serve as a director of the Company at the time that this information statement is filed with the SEC.

GREGORY L. NELSON

Senior Vice President, General Counsel and Secretary of the Company, Ameren, Ameren Missouri and Ameren Services. Mr. Nelson joined Ameren Missouri in 1995 as a manager in the Tax Department and assumed a similar position with Ameren Services in 1998. Mr. Nelson was elected Vice President and Tax Counsel of Ameren Services in 1999, and Vice President of CIPS, Ameren Missouri, CILCO and CILCORP in 2003, and of IP in 2004. In 2010, Mr. Nelson was elected Vice President, Tax and Deputy General Counsel of Ameren Services, while remaining Vice President of CIPS, Ameren Missouri, CILCO, IP and CILCORP. Mr. Nelson relinquished his position with each of CILCORP (following the merger of CILCORP into Ameren) and with CILCO and IP (following the merger of those entities with and into CIPS) in 2010. In 2011, Mr. Nelson assumed the positions of Senior Vice President, General Counsel and Secretary of the Company, Ameren, Ameren Missouri and Ameren Services, while relinquishing his positions of Vice President, Tax and Deputy General Counsel of Ameren Services and Vice President of the Company and Ameren Missouri. Director of the Company since 2011. Director of the following Ameren subsidiaries: Ameren Missouri (2011-present); AEG (2011-present). Age: 55. Based primarily upon Mr. Nelson’s significant management experience, extensive legal, tax, regulatory and administrative skills and experience, and tenure with the Company (and its current and former affiliates), as well as those demonstrated attributes discussed in the first paragraph under “Information Concerning Nominees to the Board of Directors” above, Ameren’s Board concluded that Mr. Nelson should serve as a director of the Company at the time that this information statement is filed with the SEC.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance — During 2012, the Board of Directors met or acted by unanimous written consent without a meeting 14 times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2012 Annual Meeting, all of the four then-incumbent directors and all of the five directors nominated for election in 2012 were in attendance.

Age Policy — Ameren’s directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to Ameren’s Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, annually thereafter.

In addition, Ameren’s Corporate Governance Guidelines provide that an Ameren director who undergoes a significant change in professional responsibilities, occupation or business association is required to notify Ameren’s Nominating and Corporate Governance Committee and offer his or her resignation from Ameren’s Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to Ameren’s Board whether to accept the offered resignation or request that the director continue to serve on its Board.

Board Leadership Structure — The Company’s Bylaws give the Company’s Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company and the skills and experience of Mr. Mark, is a leadership structure that combines the roles of Chairman of the Board and Chief Executive Officer with Mr. Mark filling those roles for the following primary reasons:

•

such a Board leadership structure has served the Company and its shareholders well and the Board believes this structure will continue to serve us well, based primarily on Mr. Mark’s background, skills and experience, as detailed in his biography above;

•

since Ameren owns all of the Company’s Common Stock, the Company receives significant independent oversight by Ameren’s Board of Directors (for example, all of Ameren’s Board committees (i.e., Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee) are currently comprised entirely of independent directors and perform committee functions for the Company (see “— Board Committees” below); Ameren’s Nominating and Corporate Governance Committee recommends to Ameren’s Board, and Ameren’s Board subsequently nominates, director candidates for the Company’s Board; and any Company director, as a result of Ameren’s ownership of all the Company’s Common Stock, may be removed by Ameren’s Board at any time, with or without cause);

•	the combined chairman and chief executive officer position continues to be the principal board leadership structure in corporate America and among Ameren’s peer companies; and

•	there is no empirical evidence that separating the roles of chairman and chief executive officer improves return for shareholders.

Based on oversight by Ameren’s Board, as described above, Ameren’s ownership of all the Company’s Common Stock and the economic rights of the holders of the Preferred Stock being senior in priority to the Common Stock, and the Company’s current Board composition and leadership structure, the Board has not appointed a lead independent director. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Risk Oversight Process — Given the importance of monitoring risks, Ameren’s Board has determined to utilize a committee specifically focused on oversight of the risk management of Ameren and its subsidiaries, including the Company. Ameren’s Board has charged its Audit and Risk Committee with oversight responsibility of Ameren’s and its subsidiaries’, including the Company’s, overall business risk management process, which includes the identification, assessment, mitigation and monitoring of risks for Ameren and its subsidiaries, including the Company. Ameren’s Audit and Risk Committee meets on a regular basis to review the business risk management processes, at which time applicable members of Ameren’s and the Company’s senior management provide reports to the Audit and Risk Committee. While Ameren’s Audit and Risk Committee retains this responsibility, it coordinates this oversight with other committees of Ameren’s Board having primary oversight responsibility for specific risks (see “— Board Committees — Ameren Committee and Function” below). Each of Ameren’s standing Board committees, in turn, receives regular reports from members of Ameren’s and the Company’s senior management concerning its assessment of Ameren and Company risks within the purview of such committee. Each such committee also has the authority to engage independent advisers. The risks that are not specifically assigned to an Ameren Board committee are considered by Ameren’s Audit and Risk Committee through its oversight of the business risk management process of Ameren and its subsidiaries, including the Company. Ameren’s Audit and Risk Committee then discusses with members of Ameren’s and the Company’s senior management methods to mitigate such risks.

Notwithstanding Ameren’s Board of Directors’ oversight delegation to Ameren’s Audit and Risk Committee, the entire Board is actively involved in risk oversight. Ameren’s Audit and Risk Committee annually reviews for Ameren’s Board which committees maintain oversight responsibilities described above and the overall effectiveness of the business risk management process. In addition, at each of its meetings, Ameren’s Board receives a report from the Chair of the Audit and Risk Committee, as well as from the Chair of each of the other standing committees of Ameren’s Board identified below, each of which is currently chaired by an independent director. Ameren’s Board then discusses and deliberates on the risk management practices of Ameren and its subsidiaries, including the Company. Through the process outlined above, Ameren’s Board believes that the leadership structure of Ameren’s Board supports effective oversight of the risk management of Ameren and its subsidiaries, including the Company.

Considerations of Risks Associated with Compensation — In evaluating the material elements of compensation available to executives and other Company employees, Ameren’s Human Resources Committee takes into consideration whether the compensation policies and practices of Ameren and certain of its subsidiaries, including the Company, may incentivize excessive risk behavior. In 2010, Ameren’s Human Resources Committee, with the assistance of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) and Ameren management, reviewed the compensation policies and practices for certain design features that were identified by Meridian as having the potential to encourage excessive risk taking, including such features as high variable pay components and short performance periods. Meridian additionally provided Ameren’s Human Resources Committee in 2010 with a plan-by-plan risk analysis for each of Ameren’s short-term, long-term and severance plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of executives and other employees of Ameren and certain of its subsidiaries, including the Company. During 2012, Ameren’s Human Resources Committee updated its review of Ameren’s compensation policies, practices and plans, including the incentives that they create and the factors that may reduce the likelihood of excessive risk taking, to determine whether those compensation policies, practices and plans present a material risk to Ameren and certain of its subsidiaries, including the Company.

Ameren’s Human Resources Committee identified or implemented several compensation design features that effectively managed or mitigated these potential risks, including:

•	an appropriate balance of fixed and variable pay opportunities;

•	caps on incentive plan payouts;

•	the use of multiple performance measures in the compensation program;

•	performance measured at the corporate level;

•	a mix between short-term and long-term incentives, with an emphasis for executives on rewarding long-term performance;

•	Ameren Human Resources Committee discretion regarding individual executive awards;

•	oversight by non-participants in the plans;

•	the code of conduct, internal controls and other measures implemented by Ameren and its subsidiaries, including the Company;

•	the existence of anti-hedging policies for executives;

•

annual incentive plan and long-term incentive plan performance grants are subject to a provision in the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “2006 Omnibus Incentive Compensation Plan”) that requires a “clawback” of such incentive compensation in certain circumstances; and

•	the implementation of stock ownership and holding requirements that are applicable to all members of the Ameren Leadership Team, including the Executives (as defined below).

In its plan-by-plan evaluation, Ameren’s Human Resources Committee noted several of the practices in those plans that mitigate risk, including the balance of fixed and variable pay, the use of multiple metrics, the use of different performance measures for the annual and long-term incentive compensation plans, Committee discretion in payment of incentives in executive plans and payment caps.

Based upon the above considerations, Ameren’s Human Resources Committee determined that Ameren’s compensation policies and practices are not reasonably likely to have a material adverse effect on Ameren.

Board Committees — The Board of Directors has a standing Executive Committee, with such duties as may be delegated to it from time to time by the Board and authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee did not meet or act by unanimous written consent without a meeting in 2012. The present members of this committee are Messrs. Mark, Lyons and Nelson.

In addition, as described below, the Board of Directors utilizes the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee of Ameren’s Board of Directors to perform such committee functions for the Company’s Board. The chairs and members of those committees are recommended by Ameren’s Nominating and Corporate Governance Committee, appointed annually by Ameren’s Board and are identified below. Ameren’s Audit and Risk Committee, Human Resources Committee, and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom Ameren’s Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and Ameren’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”). In addition, Ameren’s Nuclear Oversight and Environmental Committee and Finance Committee are currently comprised entirely of non-management directors, each of whom Ameren’s Board has also determined to be “independent” under the Director Nomination Policy.

Ameren Committee and Function	Chair and Members	Meetings in 2012

Ameren’s Audit and Risk Committee

Appoints and oversees the independent registered public accountants; pre-approves all audit, audit-related services and non-audit engagements with independent registered public accountants; approves the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; reviews with management the design and effectiveness of internal controls over financial reporting; reviews with management and independent registered public accountants the scope and results of audits and financial statements, disclosures and earnings press releases; reviews the appointment, replacement, reassignment or dismissal of the leader of internal audit or approves the retention of, and engagement terms for, any third-party provider of internal audit services; reviews the internal audit function; reviews with management the business risk management processes, which include the identification, assessment, mitigation and monitoring of risks on an Ameren-wide basis; coordinates its oversight of business risk management with other Ameren Board committees having primary oversight responsibilities for specific risks; oversees an annual audit of Ameren’s political contributions; performs other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter; establishes a system by which employees may communicate directly with members of the Committee about accounting, internal controls and financial reporting deficiency; and performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act. Walter J. Galvin qualifies as an “audit committee financial expert” as that term is defined by the SEC. A more complete description of the duties of the Committee is contained in the Audit and Risk Committee’s Charter available at
http://www.ameren.com/Investors.

	Walter J. Galvin, Chairman Stephen F. Brauer Catherine S. Brune Ellen M. Fitzsimmons	9

Ameren’s Human Resources Committee

Reviews and approves objectives relevant to the compensation of Chief Executive Officers of Ameren and its subsidiaries, including the Company, as well as other executive officers; administers and approves awards under Ameren’s incentive compensation plan; administers and approves incentive compensation plans, executive employment agreements, if any, severance agreements, change in control agreements; reviews with management, and prepares an annual report regarding, the Compensation Discussion and Analysis section of Ameren’s Form 10-K and proxy statement and the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Exchange Act; acts on important policy matters affecting personnel; recommends to Ameren’s Board amendments to those pension plans sponsored by Ameren or one or more of its subsidiaries, including the Company, except as otherwise delegated; performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Human Resources Committee’s Charter available at
http://www.ameren.com/Investors.

	Patrick T. Stokes, Chairman James C. Johnson Steven H. Lipstein Jack D. Woodard	5

Ameren Committee and Function	Chair and Members	Meetings in 2012

Ameren’s Nominating and Corporate Governance Committee

Adopts policies and procedures for identifying and evaluating director nominees; identifies and evaluates individuals qualified to become Board members and director candidates, including individuals recommended by shareholders; reviews the Board’s policy for director compensation and benefits; establishes a process by which shareholders and other interested persons will be able to communicate with members of the Board; develops and recommends to the Board corporate governance guidelines; oversees Ameren’s code of business conduct (referred to as its Corporate Compliance Policy), its Code of Ethics for Principal Executive and Senior Financial Officers and its Policy and Procedures With Respect to Related Person Transactions (see “— CORPORATE GOVERNANCE” below) which are applicable to the Company as well as Ameren; assures that Ameren and its subsidiaries, including the Company, address relevant public affairs issues from a perspective that emphasizes the interests of its key constituents (including, as appropriate, shareholders, employees, communities and customers); reviews semi-annually with management the performance for the immediately preceding six months regarding constituent relationships (including, as appropriate, relationships with shareholders, employees, communities and customers); reviews requests for certain charitable contributions in accordance with Ameren’s Charitable Contribution Policy, which is applicable to the Company as well; performs other actions as required by the NYSE listing standards and its Charter; and performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act. A more complete description of the duties of the Committee is contained in the Nominating and Corporate Governance Committee’s Charter available at http://www.ameren.com/Investors.

	James C. Johnson, Chairman Stephen F. Brauer Ellen M. Fitzsimmons Gayle P.W. Jackson	5
Ameren’s Nuclear Oversight and Environmental Committee Provides Ameren Board-level oversight of Ameren Missouri’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program and assists Ameren’s and the Company’s Boards in providing oversight of the policies, practices and performance relating to environmental affairs of Ameren and its subsidiaries, including the Company. A more complete description of the duties of the Committee is contained in the Nuclear Oversight and Environmental Committee’s Charter available at http://www.ameren.com/Investors.	Jack D. Woodard, Chairman Catherine S. Brune Gayle P.W. Jackson Stephen R. Wilson	5

Ameren Committee and Function	Chair and Members	Meetings in 2012

Ameren’s Finance Committee

Oversees overall financial policies and objectives of Ameren and its subsidiaries, including the Company, including capital project review and approval of financing plans and transactions, investment policies and rating agency objectives; reviews and makes recommendations regarding Ameren’s dividend policy; reviews and recommends to Ameren’s Board the capital budget of Ameren and its subsidiaries, including the Company; reviews, approves and monitors all capital projects with estimated capital expenditures of between $25 million and $50 million; recommends to Ameren’s Board and monitors all capital projects with estimated capital costs in excess of $50 million; reviews and evaluates potential mergers, acquisitions, participations in joint ventures, divestitures and other similar transactions; approves the investment strategy and asset allocation guidelines for those pension plans sponsored by Ameren and its wholly-owned subsidiaries, including the Company (“Ameren Pension Plans”); approves actions or delegates responsibilities for the investment strategy and asset allocation guidelines for the Ameren Pension Plans; monitors actuarial assumptions and reviews the investment performance, funded status and projected contributions for the Ameren Pension Plans; reviews and recommends to Ameren’s Board Ameren’s and its subsidiaries’, including the Company’s, debt and equity financing plans; and oversees the commodity risk assessment process, system of controls and compliance with established risk management policies and procedures for Ameren and its subsidiaries, including the Company. A more complete description of the duties of the Committee is contained in the Finance Committee’s Charter available at http://www.ameren.com/Investors.

	Stephen R. Wilson, Chairman Walter J. Galvin Steven H. Lipstein Patrick T. Stokes	5

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

Ameren’s Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions, each applicable to Ameren and certain of its subsidiaries, including the Company, and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee. Ameren’s Board of Directors also has adopted a code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the directors, officers and employees of Ameren and its subsidiaries, including the Company, and a Code of Ethics for Principal Executive and Senior Financial Officers of all Ameren companies. These documents and other items relating to the governance of the Company can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Ameren Human Resources Committee Governance

Ameren’s Human Resources Committee focuses on good governance practices in its operation. In 2012, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an independent compensation consultant engaged directly by and who reports to the Committee.

It is the Ameren Human Resources Committee’s view that its compensation consultant should be able to render candid and expert advice independent of management’s influence. In February 2012, Ameren’s Human Resources Committee approved the continued engagement of Meridian as its independent compensation consulting firm. In its decision to retain Meridian as its independent compensation consultant, the Committee gave careful consideration to a broad range of attributes necessary to assist the needs of the Committee in setting compensation, including, but not limited to, the following:

•	a track record in providing independent, objective advice;

•	broad organizational knowledge;

•	industry reputation and experience;

•	in-depth knowledge of competitive pay levels and practices; and

•	responsiveness and working relationship.

Meridian representatives attended all of the Ameren Human Resources Committee meetings during 2012. At the Committee’s request, the consultant met separately with the Committee members outside the presence of management at each meeting, and spoke separately with the Committee Chair and other Committee members between meetings, as necessary or desired.

During 2012, the Committee requested of Meridian the following items:

•	competitive market pay and market trend analyses, which assist the Committee in targeting executive compensation at the desired level versus market;

•

comparisons of short-term incentive payouts and financial performance to utility peers, which the Committee uses to evaluate prior-year short-term incentive goals and set future short-term incentive goals;

•	preparation of tally sheets, which the Committee uses to evaluate the cumulative impact of prior compensation decisions;

•	review and advice on the Compensation Discussion and Analysis section included in Ameren’s proxy statement to ensure full and clear disclosure;

•

advice in connection with the Committee’s risk analysis of Ameren’s and its subsidiaries’, including the Company’s compensation policies and practices, in furtherance of the Committee’s responsibilities pursuant to its charter;

•

advice with respect to legal, regulatory and/or accounting considerations impacting Ameren’s compensation and benefit programs, to ensure the Committee is aware of external views regarding the program; and

•	other requests relating to executive compensation issues.

Other than services provided to Ameren’s Human Resources Committee as set forth above and for Ameren’s Nominating and Corporate Governance Committee as described below, Meridian did not perform any other services for Ameren or any of its subsidiaries, including the Company, in 2012.

Pursuant to its letter agreement with the Committee, if Ameren or management of Ameren proposes that Meridian perform services for Ameren or management of Ameren other than in Meridian’s retained role as consultant to the Committee and Ameren’s Nominating and Corporate Governance Committee, any such proposal is required to be submitted to the Committee for approval before such services begin.

In December 2012, Ameren’s Human Resources Committee established procedures for the purpose of determining whether the work of any compensation consultant raised any conflict of interest. Pursuant to such procedures, the Committee considered various factors, including six factors mandated by SEC rules, and determined that with respect to executive compensation-related matters, no conflict of interest was raised by the work of Meridian described in this information statement.

Delegation of Authority

Ameren’s Human Resources Committee has delegated authority to Ameren’s Administrative Committee, comprised of designated members of Ameren’s management, to approve changes, within specified parameters, to certain of Ameren’s and the Company’s retirement plans.

Role of Executive Officers

The role of executive officers in compensation decisions for 2012 is described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS —Role of Executive Officers.” Neither Mr. Mark, as Chief Executive Officer of the Company, nor Mr. Cisel, as former Chief Executive Officer of the Company, was involved in determining his own compensation. See “EXECUTIVE COMPENSATION —COMPENSATION DISCUSSION AND ANALYSIS — Timing of Compensation Decisions and Awards” below.

Human Resources Committee Interlocks and Insider Participation

The current members of Ameren’s Human Resources Committee of the Board of Directors, Messrs. Johnson, Lipstein, Stokes and Woodard, were not at any time during 2012 or at any other time an officer or employee of Ameren or its subsidiaries, including the Company, and no member had any relationship with Ameren or its subsidiaries, including the Company, requiring disclosure under applicable SEC rules.

No executive officer of Ameren or its subsidiaries, including the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors of Ameren or its subsidiaries, including the Company or the Human Resources Committee during 2012.

Consideration of Director Nominees

Ameren’s Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with Ameren’s Director Nomination Policy, which can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. The Company does not normally pay any third-party search firm a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this information statement.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, Ameren’s Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, Ameren’s Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills) and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Ameren’s Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements; and

•	ability to develop a good working relationship with other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although Ameren’s Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. In addition, because the Company is committed to maintaining its tradition of inclusion and diversity within the Board, each assessment and selection of director candidates will be made by Ameren’s Nominating and Corporate Governance Committee in compliance with Ameren’s policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law. Ameren’s Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

Director Independence

All nominees for director of the Company’s Board are executive officers of the Company or its affiliates and therefore, do not qualify as “independent” under the NYSE listing standards. As previously explained, the Company has no securities listed on the NYSE and therefore, is not subject to the NYSE listing standards.

Policy and Procedures With Respect to Related Person Transactions

Ameren’s Board of Directors has adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. The policy applies to Ameren and its subsidiaries, including the Company, which are registered companies under the Exchange Act. This written policy provides that Ameren’s Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that Ameren’s Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of Ameren’s Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings. References in this section to the Nominating and Corporate Governance Committee and the Human Resources Committee refer to Ameren’s Nominating and Corporate Governance Committee and Ameren’s Human Resources Committee, respectively.

For purposes of this policy, immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner of the Company, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Ameren (including the Company and any of Ameren’s other subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions; (2) transactions involving trustee type services; (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis; (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules, or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to Ameren’s Board of Directors for approval, by the Human Resources Committee of Ameren’s Board of Directors; or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) five percent or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10 percent or greater beneficial interest.

The Office of the Corporate Secretary of Ameren assesses whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a general partner, 10 percent or greater shareholder or executive officer; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended.

During 2012, other than employment by the Company or its affiliates, the Company had no business relationships with directors and nominees for director and no Related Person Transactions are currently proposed.

DIRECTOR COMPENSATION

Directors who are employees or directors of Ameren or any of its subsidiaries receive no additional compensation for their services as Company directors. All nominees for director are executive officers of Ameren or its subsidiaries.

OTHER MATTERS

The Board of Directors does not know of any matter, other than the election of directors, which may be presented at the Annual Meeting.

SECURITY OWNERSHIP

SECURITIES OF THE COMPANY

All of the outstanding shares of our Common Stock are owned by Ameren. Of the 616,324 outstanding shares of our class of Preferred Stock, no shares were owned by our directors, nominees for director and executive officers as of February 1, 2013. To our knowledge, there are no beneficial owners of five percent or more of the outstanding shares of our class of Preferred Stock as of February 1, 2013. As discussed under “VOTING” above, our Common Stock and Preferred Stock shareholders vote together as a single class on matters submitted to a vote at the Annual Meeting. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

SECURITIES OF AMEREN

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2013 for (i) each director and nominee for director of the Company, (ii) each individual serving as the Company’s Chairman, President and Chief Executive Officer and the Company’s Chief Financial Officer during 2012 and the three most highly compensated executive officers of the Company (other than the individuals serving as Chairman, President and Chief Executive Officer and the Chief Financial Officer during 2012) who were serving as executive officers at the end of 2012, each as named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Ameren Common Stock Beneficially Owned(1)	Percent Owned(2)
Jerre E. Birdsong	19,343	*
Scott A. Cisel	3,212	*
Daniel F. Cole	33,053	*
Martin J. Lyons, Jr.	12,901	*
Richard J. Mark	17,170	*
Gregory L. Nelson	11,598	*
All directors, nominees for director and executive officers as a group (7 persons)	102,737	*

*	Less than one percent.

(1)	This column lists voting securities. None of the named individuals held shares issuable within 60 days upon the exercise of Ameren stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 242,666,961 shares of Ameren Common Stock outstanding on February 1, 2013 and the number of shares of Ameren Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2013.

Since 2003, Ameren has had a policy which prohibits directors and executive officers from engaging in pledges of Ameren securities or short sales, margin accounts and hedging or derivative transactions with respect to Ameren securities. In December 2012, Ameren’s Board of Directors approved an anti-hedging amendment to the Ameren Corporate Compliance Policy effective January 1, 2013. The Ameren Corporate Compliance Policy provides that directors and employees of Ameren and its subsidiaries, including the Company, may not enter into any transaction which hedges (or offsets) any decrease in value of Ameren equity securities that are (1) granted by Ameren to the director or employee as part of compensation or (2) held, directly or indirectly, by the director or employee.

The address of all persons listed above is c/o Ameren Illinois Company, 6 Executive Drive, Collinsville, Illinois 62234.

STOCK OWNERSHIP REQUIREMENT FOR MEMBERS OF THE AMEREN LEADERSHIP TEAM

The stock ownership requirements applicable to members of the Ameren Leadership Team, which includes the Executives and certain other employees of Ameren and Ameren’s subsidiaries, are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the Company’s Preferred Stock, and, in some cases, of its ultimate parent’s Common Stock, and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this information statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2012.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Ameren Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Ameren Corporation’s Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the information statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company and its affiliates. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Committee met with management of the Company and its affiliates and the Committee’s independent consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement and the Company’s 2012 Form 10-K, and the Board approved that recommendation.

Ameren Human Resources Committee:

Patrick T. Stokes, Chairman

James C. Johnson

Steven H. Lipstein

Jack D. Woodard

COMPENSATION DISCUSSION AND ANALYSIS

2012 In Brief

During 2012, Ameren’s pay-for-performance program led to the following actual 2012 compensation being earned:

•

2012 annual incentive base awards were earned at 102.2 percent of target; this payout reflected strong operational performance by Ameren and its subsidiaries, including the Company, in 2012 that was attributed, in part, to continued disciplined cost management, strong energy center performance and regulated utility rate relief; and

•	only 30 percent of the target three-year incentive awards made in 2010 were earned (plus accrued dividends of approximately 5.2 percent) based on total shareholder return relative to the defined peer group over the three-year (2010-2012) measurement period. At the December 31, 2012 vesting date, the PSUs (as defined below) were valued at $30.72 per share rather than the $27.95 value at which such PSUs were granted; as a result, the actual earned amounts equaled 38.6 percent of the original target awards.

In addition, Executives are required to own Ameren’s Common Stock through stock ownership requirements (see “— Common Stock Ownership Requirement” below). The value of those shares rose and fell in the same way and with the same impact that share value rose and fell for other shareholders.

In the remainder of this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors of Ameren Corporation and references to Ameren are to Ameren Corporation and its subsidiaries, including the Company. We use the term “Executives” to refer to the employees listed in the Summary Compensation Table.

Guiding Objectives

The compensation paid to the Executives discussed in this information statement is for services rendered in all capacities to Ameren and its subsidiaries, including the Company. Ameren’s objective for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the long-term interests of management with that of Ameren’s shareholders to maximize shareholder value.

Overview of Executive Compensation Program Components

To accomplish this objective in 2012, Ameren’s compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At Ameren, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of Ameren’s compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically Ameren’s Performance Share Units Program;

•	retirement benefits;

•	limited perquisites; and

•	change of control protection.

Ameren’s Common Stock ownership requirements applicable to the Executives are discussed in this CD&A.

Ameren also provides various welfare benefits to the Executives on substantially the same basis as it provides to all salaried employees. Ameren provides limited perquisites and personal benefits to the Executives. None of the Executives received perquisites or other personal benefits in an amount of $10,000 or more in 2012.

Each element is reviewed individually and considered collectively with other elements of Ameren’s compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as Ameren’s overall compensation program.

Market Data and Peer Group

In October 2011, for use in 2012, the Committee’s independent consultant collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentive opportunities. The market data was obtained from a proprietary database maintained by Aon Hewitt.

The elements of pay were benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives were compared to the compensation opportunities for comparable positions at companies similar to Ameren, defined as regulated utility industry companies in a revenue size range approximately one-half to double Ameren’s size. The consultant used statistical techniques to adjust the market data to be appropriate for Ameren’s revenue size.

Ameren provides compensation opportunities at the size-adjusted median of the above-described market data, and designs its incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, Ameren’s plans are designed to result in payouts that are market-appropriate given its performance for that year or period.

The companies identified as the peer group used to develop 2012 compensation opportunities from the above-described data are listed below. The list is subject to change each year depending on mergers and acquisitions activity, the availability of the companies’ data through Aon Hewitt’s database and the continued appropriateness of the companies in terms of size and industry in relationship to Ameren.

AGL Resources	Edison International	PSEG, Inc.
Alliant Energy Corporation	FirstEnergy Corp.	SCANA Corporation
American Electric Power Co.	GenOn Energy	Sempra Energy
CenterPoint Energy	Integrys Energy Group, Inc.	Southern Company
CMS Energy	NiSource Inc.	WGL Holdings
Constellation Energy	OGE Energy	Xcel Energy, Inc.
Dominion Resources, Inc.	PG&E Corporation
DTE Energy Company	PPL Corporation
Duke Energy	Progress Energy, Inc.

Mix of Pay

Ameren believes that both cash compensation and noncash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while noncash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. During 2012, there was no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed the market data provided by its consultant to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation was based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values. By following this process, the impact to Executive compensation was to increase the proportion of pay that is at risk as an individual’s responsibility within the Company increases, and to create long-term incentive opportunities that exceed short-term opportunities for Executives.

2012 FIXED VERSUS PERFORMANCE-BASED COMPENSATION

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance-Based Compensation
Mark	44%	56%
Lyons	29%	71%
Nelson	31%	69%
Cole	33%	67%
Birdsong	44%	56%
Cisel	32%	68%

2012 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Mark	60%(1)	80%
Lyons	65%	175%
Nelson	65%	160%
Cole	60%	140%
Birdsong	45%	80%
Cisel	60%	150%

(1)	In connection with his promotion, Mr. Mark’s 2012 short-term incentive opportunity was increased from 50 to 60 percent of his 2012 salary, on a pro rata basis, effective June 13, 2012.

Base Salary

Base salary is designed to reward competence and sustained performance in the executive role. Ameren chooses base salary as a standard pay element. Ameren’s base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

Ameren determines the amount for base salary by referencing the market data discussed above. Based on this data and the scope of each Executive’s role, a base salary range was established for each position at +/-20 percent of the established market rate for the position. The base salary of each Executive is typically managed within this pay range.

Mr. Thomas R. Voss (Chairman, President and Chief Executive Officer of Ameren) recommended a 2012 base salary increase for each of the Executives considering their then-current salary in relation to the market median, experience and sustained individual performance and results. These recommendations, which took into account the market data provided by the Committee’s compensation consultant, were presented to the Committee for discussion and approval at the December 2011 Committee meeting. Increases were approved based on the market data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative, contribution to achievement of our goals and leadership.

In June 2012, the Committee approved and the Board ratified a further increase to the base salary of Mr. Mark from $326,500 to $400,000 per annum, effective as of June 13, 2012, in connection with the election of Mr. Mark as Chairman, President and Chief Executive Officer of the Company. The Committee’s decision to adjust Mr. Mark’s base salary was based on a number of factors, including but not limited to market data for these positions, Mr. Mark’s specific responsibilities and his experience relevant to the new position.

Short-Term Incentive Compensation: Executive Incentive Plan

2012 Ameren Executive Incentive Plan

Ameren’s short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). The EIP is designed to reward the achievement of Ameren earnings per share (“EPS”) targets and individual performance. Ameren chooses to pay it to encourage higher annual corporate and individual performance.

How the Plan Works

For 2012, the EIP (the “2012 EIP”) was comprised of the following components in rewarding Executives for annual achievement:

•	Ameren EPS targets; and

•	an individual performance modifier.

EPS Targets and Weightings

Ameren EPS, calculated in accordance with general accounting principles, was the primary metric used to establish award opportunities under the 2012 EIP and was used to determine the Executive’s base award, as EPS was determined by the Committee to have a significant impact on shareholder value.

The Committee established three levels of Ameren EPS achievement under the 2012 EIP to reward Executives for results achieved in Ameren EPS performance. Achievement of Ameren EPS falling between the established levels was interpolated. The three levels are defined as follows:

•	Threshold: the minimum level of Ameren EPS achievement necessary for short-term incentive payment to Executives.

•	Target: the targeted level of Ameren EPS achievement.

•	Maximum: the maximum level of Ameren EPS achievement established to award Executives with short-term incentive payment.

The range of Ameren EPS achievement levels for the 2012 EIP, as established by the Committee in February 2012, is shown below. Achievement levels could be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee at its sole discretion and as permitted by the 2006 Omnibus Incentive Compensation Plan.

Level of Performance	Ameren EPS	Payout as a Percent of Target
Maximum	$2.52	150%
Target	$2.29	100%
Threshold	$2.06	50%
Below threshold	Less than $2.06	0%

2012 EIP Target Opportunities

Target 2012 EIP award opportunities were determined primarily considering the market data mentioned above, and secondarily considering internal pay equity, i.e., the relationship of target award opportunities of the Executives with those of other officers at the same level at Ameren. The amounts listed in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table following this CD&A represent the potential range of cash awards for the 2012 EIP and are based on a percentage of each Executive’s base salary at December 31, 2012, as follows:

2012 EIP TARGET OPPORTUNITY

Executive	Target Short-Term Incentive Compensation as Percent of Base Salary
Mark	60%(1)
Lyons	65%
Nelson	65%
Cole	60%
Birdsong	45%
Cisel	60%

(1)	In connection with his promotion, Mr. Mark’s 2012 EIP target opportunity was increased from 50 to 60 percent of his 2012 salary, on a pro rata basis, effective June 13, 2012.

The minimum payout amount for each Executive was 0 percent of these target opportunities and the maximum base award is 150 percent of these target opportunities.

Individual Performance Modifier

The 2012 EIP base award for each Executive was subject to upward or downward adjustment by up to 50 percent in the Committee’s discretion, with a potential maximum total award at 200 percent of the target opportunities. Awards were subject to upward or downward adjustment due to the Executives’ performance on key performance variables, including but not limited to leadership, business results, customer satisfaction, reliability, plant availability, safety and/or other performance metrics, as applicable and as determined by the Committee. Awards were subject to reduction by more than 50 percent, with the ability to pay zero for poor or non-performance.

2012 EIP Payouts

Base Award, Earned through Ameren EPS Achievement

Performance goals for 2012 EIP purposes were set in terms of Ameren EPS. At the February 2013 Committee meeting, the forecasted 2012 EIP Ameren EPS achievement and recommended EIP payouts for the Executives were presented by Mr. Voss to the Committee for review. Consistent with its actions in prior years and as permitted under the terms of the 2012 EIP and the 2006 Omnibus Incentive Compensation Plan, the Committee determined it was appropriate to adjust 2012 EIP Ameren EPS achievement (1) upward for noncash accounting charges related to plant impairments, (2) downward for reduced depreciation associated with the plant impairments and (3) downward for net unrealized mark-to-market adjustments due to volatile power and fuel markets and changes in the market value of investments used to support Ameren’s deferred compensation plans. The adjustments referenced in items (1) and (2) above relate to a fourth quarter noncash asset impairment accounting charge resulting from Ameren’s December 2012 announcement that it intends to, and it is probable that it will, exit its merchant generation business before the end of the previously estimated useful lives of that business segment’s long-lived assets, as well as a first quarter noncash impairment accounting charge related to the Duck Creek energy center. These impairment charges were not anticipated at the time the Committee set Ameren EPS targets for the 2012 EIP.

This resulted in an aggregate adjustment to 2012 EIP Ameren EPS achievement of plus $6.31, and an adjusted base award of 102.2 percent of target.

Earned through Individual Performance Modifier

As discussed above, the 2012 base award was subject to upward or downward adjustment by up to 50 percent based upon the Executive’s individual contributions and performance during the year. For 2012, the Committee, after consultation with Mr. Voss, modified the 2012 EIP base awards for Messrs. Lyons, Mark and Nelson in a range from plus five to 15 percent of the 2012 base award, as a result of the Executive’s performance on the variables described above.

Actual 2012 EIP Payouts

Actual 2012 EIP payouts are shown below as a percent of target. Payouts were made in February 2013 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Final Payout as Percent of Target
Mark	107.3%
Lyons	117.5%
Nelson	112.4%
Cole	102.2%
Birdsong	102.2%

Pursuant to the terms of the 2012 EIP, Mr. Cisel was not eligible to receive payouts under the 2012 EIP due to the termination of his employment during 2012. See discussion under “— Other Compensation Matters” below for information regarding payments made to Mr. Cisel in connection with the termination of his employment pursuant to the Separation Agreement effective as of September 4, 2012 between the Company and Mr. Cisel (hereinafter, the “Cisel Separation Agreement”).

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on 2012 short-term incentive payouts for each Executive of 0.5 percent of Ameren’s 2012 net income. The Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) to arrive at actual, lower 2012 payouts based on Ameren’s performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee ensured that such payouts met the definition of performance-based pay for tax purposes and thus were fully deductible.

2013 Ameren Executive Incentive Plan

In December 2012, the Committee approved a design change to the EIP for 2013 (the “2013 EIP”). Under the 2013 EIP, base award opportunities will be weighted 90 percent to Ameren EPS and 10 percent to a safety performance measure based upon lost workday away cases.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

In General

Ameren began granting performance share units and has done so annually since 2006. For the five years prior to 2006, Ameren granted performance-based restricted stock.

A performance share unit (“PSU” or “share unit”) is the right to receive a share of Ameren Common Stock if certain long-term performance criteria are achieved and the Executive remains an Ameren employee.

Role of the PSUP

The 2012 PSU grants, which are governed by the Ameren shareholder-approved 2006 Omnibus Incentive Compensation Plan, were designed to play the following role in the compensation program:

•	provide compensation dependent on Ameren’s three-year total shareholder return (“TSR”) (calculated as described below under “— 2012 Grants”) versus utility industry peers, as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but the three-year average Ameren EPS reaches or exceeds the average of the EIP threshold levels in 2012, 2013 and 2014;

•	accrue dividends during the performance period on shares ultimately earned in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance period; and

•	share Ameren Common Stock price increases and decreases over a three-year period.

PSUP Design

Ameren chooses to award PSUP grants to accomplish the following:

•

align executives’ interests with shareholder interests: awards are denominated in Ameren Common Stock units and paid out in Ameren Common Stock. Payouts are dependent on Ameren’s Common Stock performance, and are limited to target if TSR is negative;

•	be competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Ameren Common Stock ownership: payout of earned awards is made 100 percent in Ameren Common Stock, with dividends on Ameren Common Stock, as declared and paid, reinvested into additional share units throughout the performance period;

•

allow executives to share in the returns created for shareholders: returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive: annual competitive grants with a three-year performance period provide incentive for executives to stay with Ameren and manage Ameren in the long-term interests of Ameren and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to qualify for the “performance-based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2012 Grants

For 2012, a target number of PSUs was granted to each Executive pursuant to the 2006 Omnibus Incentive Compensation Plan as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Executives and other officers at the same level in the Company. The specific number of PSUs granted to each Executive was equal to the target award for such Executive determined by the Committee, based upon a specified percentage of such Executive’s base salary and expressed as a dollar amount, and divided by the average closing price of Ameren’s Common Stock for each trading day in December 2011.

The actual number of 2012 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Executive, based primarily on Ameren’s 2012-2014 TSR relative to a utility industry peer group and contingent on continued employment during the same period. The threshold and maximum amounts of 2012 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table. The Executives cannot vote share unit awards under the PSUP or transfer them until they are paid out. In addition, as described below under “PSUP Performance/Payout Relationship,” if TSR for the performance period is below the 30th percentile, in order to receive a 30 percent payout, the average annual Ameren EPS for such three-year period must be greater than or equal to the average of the Ameren EPS thresholds under each EIP during such period.

The following graphic illustrates how the 2012 PSUP works.

The 2012 PSUP performance measure is TSR, calculated generally as change in stock price plus dividends paid, divided by beginning stock price.

PSUP Peer Group

The analysis to determine the PSUP peer group was made as of December 2011 using the criteria below.

•	Classified as a “NYSE Investor Owned Utility,” excluding companies classified as only “Transmission and Distribution” or only gas.

•	Market capitalization greater than $2 billion (as of December 31, 2011).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period.

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within .25 of Ameren’s Beta over the last five years.

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 21 companies included in the 2012 PSUP peer group are listed below and are reviewed annually for conformity with the criteria above. The 2012-2014 PSUP peer group is not identical to the 2011-2013 PSUP peer group as a result of the ability or inability of certain companies to meet the criteria set forth above and the Committee’s judgment as to the appropriateness of certain companies for inclusion in the group. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP peer group, based upon the criteria established above, in order to ensure the most appropriate and relevant comparator peer group. These peer group companies are also not entirely the same as the peer companies used for market pay comparisons because inclusion in this group was not dependent on a company’s size relative to Ameren or its participation in an executive pay database. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

Alliant Energy Corporation	Edison International	PPL Corporation
American Electric Power Co.	FirstEnergy Corp.	PSEG, Inc.
Cleco Corporation	Great Plains Energy Inc.	SCANA Corporation
CMS Energy	Integrys Energy Group, Inc.	Southern Company
Dominion Resources, Inc.	NextEra Energy, Inc.	Westar Energy, Inc.
DTE Energy Company	OGE Energy	Wisconsin Energy
Duke Energy	Pinnacle West Capital Corporation	Xcel Energy, Inc.

PSUP Performance/Payout Relationship

Once Ameren’s 2012-2014 TSR is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

Performance	Payout (% of Share Units Granted)
90th percentile +	200% )	ï	If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. peers
70th percentile	150% )
50th percentile	100% )
30th percentile	50%
Less than 30th percentile but three-year average Ameren EPS reaches or exceeds the average of the EIP threshold levels in 2012, 2013 and 2014	30%
Less than 30th percentile and three-year average Ameren EPS does not reach the average of the EIP threshold levels in 2012, 2013 and 2014	0% (No payout)

The Committee selected Ameren EPS as the financial measure under the PSUP for determining whether there will be payout in the event TSR is less than the 30th percentile, consistent with the performance measurement component utilized for the annual awards under the EIP.

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on payouts of 2012 PSUP grants that are made based upon EPS (i.e., when 2012-2014 TSR performance is under the 30th percentile of the PSUP peer group)

for each Executive of 1.20 percent of Ameren’s cumulative 2012, 2013 and 2014 net income, as adjusted for specified items. The Committee will use negative discretion as provided under Section 162(m) of the IRC to arrive at actual lower payouts based on Ameren’s performance for the period. By setting the limitation on payouts, the Committee ensures that such payouts meet the definition of “performance-based compensation” for tax purposes and are fully deductible.

2010 PSU Awards Vesting

The PSUP performance period for the 2010 grants ended December 31, 2012. Ameren’s 2010-2012 TSR performance was determined to be less than the 30th percentile of Ameren’s 2010 PSUP peer group and Ameren’s 2010-2012 average EPS exceeded the average of the EIP threshold levels for 2010-2012, both as adjusted and approved for incentive compensation plan purposes. The following table shows the 2010 PSU awards, their original value at grant, the number earned (which equals the target number plus accrued dividends times 30 percent), and their value at the vesting date (December 31, 2012). The resulting earned amounts were 38.6 percent of the original target value of the awards.

Name	Target 2010 PSU Awards	Target Value at Stock Price on Date of Grant(1)	2010 PSU Awards Earned(2)	Value at Year-End Stock Price(3)	Earned Value as Percent of Original Target Value(3)
Mark	11,436	$319,636	4,020	$123,494	38.6%
Lyons	20,293	$567,189	7,134	$219,156	38.6%
Nelson	9,889	$276,398	3,476	$106,783	38.6%
Cole	17,301	$483,563	6,082	$186,839	38.6%
Birdsong	9,665	$270,137	3,398	$104,387	38.6%

(1)	Valuations are based on the closing price of $27.95 per share of Ameren’s Common Stock on the NYSE on January 1, 2010, the date the 2010 PSU awards were granted.

(2)	The number of 2010 PSU awards vested includes dividend equivalents which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2012.

(3)	Valuations are based on the closing price of $30.72 per share of Ameren’s Common Stock on the NYSE on December 31, 2012, the date the 2010 PSU awards vested.

2011 and 2012 PSU Awards

The PSUP performance periods for the 2011 and 2012 grants will not end until December 31, 2013 and December 31, 2014, respectively. The figures in column (e) of the Summary Compensation Table of this information statement for the years 2011 and 2012 represent the aggregate grant date fair values for the PSUP performance grants, computed as described in footnote (3) to the Summary Compensation Table. There is no guarantee that such amounts will ultimately be earned by participants.

Cisel PSU Awards Vesting

Each of Mr. Cisel’s PSU awards for 2010, 2011 and 2012 became vested, on a pro rata basis, upon the separation date of Mr. Cisel’s employment, as follows:

	Target PSU Awards	Target Awards Vested Pro Rata	Expected Awards Vested(1)	Value of Awards Vested
2010 PSU Awards	22,654	21,677	6,503	$199,772	(2)
2011 PSU Awards	20,959	11,807	3,542	$108,810	(3)
2012 PSU Awards	19,899	3,491	1,047	$32,164	(3)

(1)	The 2010 PSU awards vested upon the termination of Mr. Cisel’s employment and were paid out at 30 percent based on Ameren’s performance during the PSU award performance period. The estimated number of PSU awards for 2011 and 2012 vested upon the termination of Mr. Cisel’s employment, assuming a 30 percent payout for performance of Ameren during the respective PSU award performance period.

(2)	Valuation is based on the closing price of $30.72 per share of Ameren’s Common Stock on the NYSE on December 31, 2012. The value of the 2010 PSU awards vested includes the value of dividend equivalents which accrued and were reinvested throughout the performance period.

(3)	The estimated value of the 2011 and 2012 PSU awards payable in 2014 and 2015, respectively, assuming dividend equivalents accruing and reinvesting at current levels throughout the performance period. Valuation of the PSU awards and dividend equivalents is based on the closing price of $30.72 per share of Ameren’s Common Stock on the NYSE on December 31, 2012.

See discussion under “— Other Compensation Matters” below for information regarding payments made to Mr. Cisel due to the termination of his employment pursuant to the Cisel Separation Agreement.

Perquisites

The limited perquisites that Ameren provides to the Executives are not designed to reward any particular performance or behavior. In 2012, Ameren chose to provide financial counseling services to provide competitive value and promote retention of the Executives.

Retirement Benefits

The objective of retirement benefits is to provide post-employment security to employees of Ameren and its subsidiaries, including the Company. Such benefits are designed to reward continued service. Ameren chooses to provide these benefits as an essential part of a total compensation package to remain competitive with those packages offered by other companies, particularly utilities.

There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all employees of Ameren, including 401(k) savings and tax-qualified retirement plans;

•

Supplemental Retirement Plan (the “SRP”) that provides the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

a deferred compensation plan that provides the opportunity to defer part of base salary and all or a portion of non-equity incentive compensation as well as earnings thereon to future years taxability. Beginning with plan years commencing on and after January 1, 2010, this includes deferrals of cash compensation above IRC limitations, together with Ameren matching credits on these deferrals.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this information statement under the captions “— PENSION BENEFITS” and “— NONQUALIFIED DEFERRED COMPENSATION” below.

Change of Control Protections

“Change of Control” protections under Ameren’s Second Amended and Restated Change of Control Severance Plan, as amended, are designed to reward Executives for remaining employed with us when their prospects for continued employment following certain transactions may be uncertain. The objectives of these Change of Control protections are to maintain a stable executive team during the process and to assist us in attracting highly qualified executives into the Company. We choose to provide such protections in order to accomplish those objectives.

Change of control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of Ameren. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan.”

The triggers under the Change of Control Plan (as hereinafter defined) are structured so that payment and vesting occur only upon the occurrence of both a change of control and loss of the Executive’s position.

Ameren considers it likely that it will take more time for higher-level employees to find new employment than for other employees, and therefore senior management, including the Executives, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection” below, which an Executive would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

Ameren has a stock ownership requirement for the Ameren Leadership Team (which includes the Executives) in accordance with the positions listed below, that fosters long-term Ameren Common Stock ownership and aligns the interests of the Executives and shareholders. The stock ownership requirement applicable to the Executives is included in Ameren’s Corporate Governance Guidelines. The requirement provides that each Executive is required to own shares of Ameren’s Common Stock valued as a percentage of base salary as follows:

•	President and Chief Executive Officer of Ameren business segment: 2 times base salary; and

•	Other members of the Ameren Leadership Team: 1 times base salary.

At any time an Executive has not satisfied the applicable requirement, such officer must retain at least 75 percent of the after-tax shares acquired pursuant to awards granted under Ameren’s equity compensation programs until the applicable requirement is satisfied.

Timing of Compensation Decisions and Awards

Ameren’s Board and the Committee establish meeting schedules annually, well in advance of each meeting to ensure a thorough and thoughtful decision process. Incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of certain compensation decisions for 2012 at Ameren:

•

the Executives’ base salaries for 2012 were reviewed and a 2012 base salary increase for each of the Executives was approved at the December 2011 Committee meeting, and in June 2012, the Committee revised upward the base salary payable to Mr. Mark, effective June 13, 2012, all as discussed under “— Base Salary” above;

•

2012 EIP target opportunities (as a percentage of base salary) were established for the Executives and the range of 2012 EIP EPS goals for 2012 was set at the December 2011 and February 2012 Committee meetings, respectively; in connection with Mr. Mark’s promotion, in June 2012, the Committee revised upward the 2012 EIP target opportunity (as a percentage of base salary) for Mr. Mark from 50 to 60 percent, effective June 13, 2012;

•	2012 PSU grants to the Executives were approved at the December 2011 Committee meeting; and

•	the final determination of the 2012 EIP and 2010 PSU awards were made at the February 2013 Committee meeting.

Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision. The Committee makes long-term incentive grants at its December meeting of the year prior to the year the grants are made. The Committee expects to continue to establish base salaries at its December meeting each year, effective in January.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2012 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Other Considerations for Changes in Compensation Opportunities

Market data, retention needs, general economic conditions and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

For 2012, Ameren’s Chief Executive Officer (Mr. Voss) with the assistance of the Vice President and Chief Human Resources Officer of Ameren Services (Mark C. Lindgren) recommended to the Committee compensation amounts for the Executives. (See discussion under “— Base Salary” above.) Mr. Lindgren also assisted the Committee in its decision to approve Mr. Mark’s base salary adjustment in 2012 (See discussion under “— Base Salary” above). Mr. Voss makes recommendations to the Committee with respect to the compensation of the Executives and other senior executives. Mr. Voss possesses insight regarding individual performance levels, degree of experience and future promotion potential. In all cases, Mr. Voss’ recommendations are presented to the Committee for review based on the market data provided by the Committee’s independent consultant. The Committee independently determines each Executive’s compensation, as discussed in this CD&A. No Executive makes recommendations for setting his own compensation.

The Executives and other senior executives play a role in the early states of design and evaluation of our compensation programs and policies. Because of their extensive familiarity with our business and corporate culture, these executives are in the position to suggest programs and policies to the Committee and the independent consultant that will engage employees and provide effective incentives to produce outstanding financial and operating results for Ameren and its subsidiaries, including the Company, and their shareholders.

Ameren Policy Regarding the Economic Risk of Ameren Securities Ownership

Ameren’s Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in pledges of Ameren securities or short sales, margin accounts and hedging or derivative transactions with respect to Ameren securities. In addition, Ameren’s Corporate Compliance Policy prohibits Company directors and employees from entering any transaction which hedges (or offsets) any decrease in the value of Ameren equity securities, as discussed under “SECURITY OWNERSHIP — SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT” above.

Other Compensation Matters

Except for the Cisel Separation Agreement, neither Ameren nor the Company has any written or unwritten employment agreements with any of the Executives. Each Executive is an employee at the will of Ameren or the Company.

On June 12, 2012, Mr. Cisel’s employment with Ameren Illinois terminated, and in connection with the termination of his employment, Mr. Cisel and the Company entered into the Cisel Separation Agreement. The Cisel Separation Agreement provides for Ameren to make payment of all 2008 PSU awards vested as of his separation date, the vesting of all of Mr. Cisel’s outstanding 2010, 2011 and 2012 PSUP awards on a pro rata basis (with the payout of such 2010, 2011 and 2012 PSUP awards occurring in 2013, 2014 and 2015, respectively, based upon the actual performance of Ameren during the respective PSU award performance period) and make two lump sum cash payments to Mr. Cisel totaling $1,000,000 in consideration for non-competition and non-solicitation agreements, release of claims and other agreements. Ameren made the first payment of $600,000 immediately upon execution of the Cisel Separation Agreement; a second payment of $400,000 is scheduled to be made by Ameren to Mr. Cisel in August 2013, subject to Mr. Cisel’s compliance with certain ongoing covenants.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Executives for services rendered in all capacities to the Company and its affiliates, including Ameren, in fiscal years 2012, 2011 and 2010, except that Mr. Nelson’s 2010 compensation information is not included as Mr. Nelson was not among the Executives included in our Summary Compensation Table for 2010, and except that Mr. Mark’s 2011 and 2010 compensation information is not included as Mr. Mark was not among the Executives included in our Summary Compensation Table for 2011 and 2010. You should refer to the section entitled “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our Executives.

SUMMARY COMPENSATION TABLE

Name and Principal Position at December 31, 2012(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)	Total ($) (j)
R.J. Mark Chairman, President and Chief Executive Officer, Ameren Illinois	2012	367,066	–	287,509	–	220,700	123,286	31,761	1,030,322

M.J. Lyons, Jr. Executive Vice President and Chief Financial Officer, Ameren Illinois and Ameren	2012 2011 2010	510,000 485,000 428,164	– – –	982,449 935,955 649,432	– – –	389,612 397,120 410,136	140,048 124,709 67,493	43,746 42,830 32,219	2,065,855 1,985,614 1,587,444

G.L. Nelson Senior Vice President, General Counsel and Secretary, Ameren Illinois and Ameren	2012 2011	416,000 382,405	– –	732,689 310,928	– –	303,984 294,255	149,322 107,101	37,146 30,671	1,639,141 1,125,360

D.F. Cole Senior Vice President, Ameren Illinois and Chairman, President and Chief Executive Officer, Ameren Services	2012 2011 2010	403,000 391,000 380,000	– – –	621,046 603,637 553,680	– – –	247,120 283,936 332,032	218,443 221,535 167,126	38,599 39,153 31,419	1,528,208 1,539,261 1,464,257

J.E. Birdsong Vice President and Treasurer, Ameren Illinois and Ameren	2012 2011 2010	312,300 306,000 297,200	– – –	275,021 269,938 309,307	– – –	143,627 170,060 188,801	175,224 177,167 137,652	26,925 26,973 22,791	933,097 950,138 955,751

S.A. Cisel Former Chairman, President and Chief Executive Officer, Ameren Illinois	2012 2011 2010	270,398 398,000 387,000	– – –	709,996 658,322 724,990	– – –	– 309,664 327,797	178,588 1,856,131 466,177	628,922 39,244 35,371	1,787,904 3,261,361 1,941,335

(1)	Includes compensation received as an officer of Ameren and its subsidiaries (including Ameren Illinois), except that Mr. Mark serves as an officer of Ameren Illinois only (effective June 13, 2012 and served as a Senior Vice President of Ameren Missouri only during 2010, 2011 and through June 12, 2012) and not of Ameren, and Mr. Cole serves as an officer of various Ameren subsidiaries and not of Ameren. Mr. Nelson was the Vice President, Tax and Deputy General Counsel of Ameren Services and Vice President of the Company and Ameren Missouri during 2011 until March 2, 2011. Mr. Cisel served as an officer of the Company only and not of Ameren. On February 1, 2013, Mr. Birdsong retired from Ameren and various Ameren subsidiaries, including the Company.

(2)

Cash compensation received by each Executive for fiscal years 2012, 2011 and 2010 is found in the Salary or Non-Equity Incentive Plan Compensation column, and, for Mr. Cisel, also in the All Other Compensation column of this Table, except for the omission of Mr. Mark’s 2011 and 2010 compensation and Mr. Nelson’s 2010 compensation information. The amounts that would generally be considered “bonus” awards are found under Non-Equity Incentive Plan Compensation in column (g). See “— COMPENSATION DISCUSSION AND ANALYSIS” for information relating to certain base salary adjustments in 2012 and certain payments made to and forfeited by Mr. Cisel as a result of the termination of his employment and the terms and conditions of the Cisel Separation Agreement.

(3)	The amounts in column (e) represent the aggregate grant date fair value computed in accordance with authoritative accounting guidance of PSU awards under the 2006 Omnibus Incentive Compensation Plan without regard to estimated forfeitures related to service-based vesting conditions. For 2012 PSU grants, the calculations reflect an accounting value of 107.7 percent of the target value, for 2011 grants 111.4 percent of target value, and for 2010 grants 114.5 percent of target value. Assumptions used in the calculation of the amounts in column (e) are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2012 included in our 2012 Form 10-K.

The amounts reported for PSU award grants in column (e) do not reflect actual compensation realized by the Executives and are not a guarantee of the amount that the Executive will actually receive from the grant of the respective PSU awards. The actual compensation realized by the Executives will be based upon the share price of Ameren’s Common Stock at payout. The PSUP performance periods for the 2011 and 2012 grants will not end until December 31, 2013 and December 31, 2014, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain market performance measures during these periods. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including 2010 PSU awards granted for each Executive and PSU awards vesting for Mr. Cisel, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Executives received any option awards in 2012, 2011 or 2010.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2012.

(6)

Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in Ameren’s deferred compensation plan and interest that would be credited at 120 percent of the applicable federal long-term rate (the “AFR”) published by the Internal Revenue Service (“IRS”) and calculated as of January 1, 2013 for the year ended December 31, 2012, as of January 1, 2012 for the year ended December 31, 2011 and as of January 1, 2011 for the year ended December 31, 2010. The table below shows the allocation of these amounts for each Executive. For 2012, the applicable interest rate for the deferred compensation plan was 7.10 percent for amounts deferred prior to January 1, 2010 and 3.37 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 2.78 percent published by the IRS and calculated as of January 2013. For 2011, the applicable interest rate for the deferred compensation plan was 7.44 percent for amounts deferred prior to January 1, 2010 and 4.24 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 5.02 percent published by the IRS and calculated as of January 2012. For 2010, the applicable interest rate for the deferred compensation plan was 7.97 percent for amounts deferred prior to January 1, 2010 and 5.02 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 4.66 percent published by the IRS and calculated as of January 2011.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest ($)
Mark	2012	101,491	21,795
Lyons	2012	140,048	–
	2011	124,709	–
	2010	67,493	–
Nelson	2012	137,923	11,399
	2011	96,564	10,537
Cole	2012	167,164	51,279
	2011	174,134	47,401
	2010	134,445	32,681
Birdsong	2012	132,805	42,419
	2011	137,955	39,212
	2010	109,621	28,031
Cisel	2012	169,966	8,622
	2011	1,806,202	49,929
	2010	439,469	26,708

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	None of the Executives received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2012.

The amounts in column (i) reflect for each Executive matching contributions allocated by Ameren to each Executive pursuant to Ameren’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by Ameren with respect to term life insurance, which amount each Executive is responsible for paying income tax and, with respect to Mr. Cisel, amounts paid in 2012 pursuant to the Cisel Separation Agreement. In 2012, Ameren’s 401(k) matching contributions, including the 401(k) Restoration Benefit as described in “— NONQUALIFIED DEFERRED COMPENSATION — Executive Deferred Compensation Plan Participation” below, for each of the Executives were as follows: Mr. Mark — $26,205; Mr. Lyons — $40,820; Mr. Nelson — $31,961; Mr. Cole — $30,912; Mr. Birdsong — $21,706; and Mr. Cisel — $25,247.

The following table provides additional information with respect to stock-based awards granted in 2012, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2012 grants, and the potential range of payouts associated with the 2012 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date(1)	Committee Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mark			102,804	205,608	411,216	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	2,417	8,058	16,116	–	–	–	287,509
Lyons			165,750	331,500	663,000	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	8,261	27,535	55,070	–	–	–	982,449
Nelson			135,200	270,400	540,800	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	6,161	20,535	41,070	–	–	–	732,689
Cole			120,900	241,800	483,600	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	5,222	17,406	34,812	–	–	–	621,046
Birdsong			70,268	140,535	281,070	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	2,312	7,708	15,416	–	–	–	275,021
Cisel			129,000	258,000	516,000	–	–	–	–	–	–	–
	PSUP: 1/1/12	12/8/11	–	–	–	5,970	19,899	39,798	–	–	–	709,996

(1)	The 2012 PSU target awards were approved by the Committee on December 8, 2011 and, in accordance with authoritative accounting guidance, granted on January 1, 2012. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2012 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	For each Executive, the amounts shown (denominated in shares of Ameren Common Stock) in column (f) reflect the threshold 2012 PSU award grant which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2012.

(5)	For each Executive, represents the grant date fair value of the 2012 PSU awards determined in accordance with authoritative accounting guidance, excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2012 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information relating to each Executive regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation. See also “— COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation Matters” for information with respect to Mr. Cisel regarding certain forfeitures and vesting of awards pursuant to the termination of his employment and terms and conditions of the Cisel Separation Agreement.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($) (j)
Mark	–	–	–	–	–	–	–	5,493	168,745
Lyons	–	–	–	–	–	–	–	18,567	570,378
Nelson	–	–	–	–	–	–	–	9,758	299,766
Cole	–	–	–	–	–	–	–	11,864	364,462
Birdsong	–	–	–	–	–	–	–	5,281	162,232
Cisel	–	–	–	–	–	–	–	–	–

(1)	None of the Executives hold any options to purchase shares of Ameren’s Common Stock.

(2)	For each Executive other than Mr. Cisel, represents 2011 and 2012 PSU award grants at threshold. The 2011 and 2012 PSU awards for such Executives vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2013 and December 31, 2014, respectively, for such Executives. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).” Pursuant to terms of the Cisel Separation Agreement, each of Mr. Cisel’s PSU Awards for 2010, 2011 and 2012 became vested, on a pro rata basis, upon the termination of Mr. Cisel’s employment. See “— COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation Matters.”

(3)	The dollar value of the payment of the 2011 and 2012 PSU awards is based on achieving the threshold (minimum) performance goals for such awards. Valuations are based on the closing price of $30.72 per share of Ameren’s Common Stock on the NYSE on December 31, 2012. There is no guarantee that, if and when the 2011 and 2012 PSU awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Mark	–	–	4,020	123,494
Lyons	–	–	7,134	219,156
Nelson	–	–	3,476	106,783
Cole	–	–	6,082	186,839
Birdsong	–	–	3,398	104,387
Cisel	–	–	11,092	340,746

(1)	None of the Executives hold any options to purchase shares of Ameren’s Common Stock.

(2)	For each Executive other than Mr. Cisel, represents 2010 PSU award grants earned as of December 31, 2012. During the performance period for the 2010 PSU awards ending December 31, 2012, such Executives were credited with dividend equivalents on 2010 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2010 PSU awards. Dividend equivalents on 2010 PSU awards accrued at target levels and were reinvested into additional 2010 PSU awards throughout the three-year performance period. Pursuant to terms of the Cisel Separation Agreement, each of Mr. Cisel’s PSU awards for 2010, 2011 and 2012 became vested, on a pro rata basis, upon the separation date of Mr. Cisel’s employment. See “— COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation Matters” for information regarding vesting of PSU payments pursuant to the Cisel Separation Agreement. Dividend equivalents on Mr. Cisel’s 2010 PSU awards accrued at target levels and were reinvested into additional 2010 PSU awards throughout the PSU award performance period. Dividend equivalents on Mr. Cisel’s 2011 and 2012 PSU awards also accrue at target levels and are reinvested into additional PSU awards throughout the respective PSU award performance period. For each Executive, the actual dividend equivalents paid out on PSU awards varies from 0 percent to 200 percent of the target number of PSUs granted to each Executive and is based on the performance of Ameren during each respective PSU award performance period. The number of 2010 PSUs ultimately earned by each Executive through dividend reinvestment, at 5.2 percent of the original target levels accrued, was as follows: Mr. Mark 589 units; Mr. Lyons 1,046 units; Mr. Nelson 509 units; Mr. Cole 892 units; Mr. Birdsong 499 units and Mr. Cisel 1,602 units.

(3)	The value of the vested 2010 PSUs (and in the case of Mr. Cisel, the value of his vested 2010, 2011 and 2012 PSUs) is based on the closing price of $30.72 per share of Ameren’s Common Stock on the NYSE on December 31, 2012.

PENSION BENEFITS

The table below provides the actuarial present value of the Executive’s accumulated benefits under Ameren’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year(3) ($) (e)
Mark	1) Retirement Plan	10	316,936	–
	2) SRP	10	274,452	–
Lyons	1) Retirement Plan	11	277,232	–
	2) SRP	11	352,432	–
Nelson	1) Retirement Plan	17	525,474	–
	2) SRP	17	361,174	–
Cole	1) Retirement Plan	37	969,739	–
	2) SRP	37	595,718	–
Birdsong	1) Retirement Plan	35	1,014,904	–
	2) SRP	35	340,094	–
Cisel	1) Retirement Plan	38	–	–
	2) SRP	38	2,386,498	–

(1)	Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan (defined below) and the SRP as of December 31, 2012. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2012 included in our 2012 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2012 plan interest crediting rate of 5.0 percent.

(2)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Executives under the cash balance account under the Retirement Plan and the SRP at December 31, 2012 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2012.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Mark	1) Retirement Plan	274,564
	2) SRP	237,760
Lyons	1) Retirement Plan	213,232
	2) SRP	271,072
Nelson	1) Retirement Plan	445,248
	2) SRP	306,033
Cole	1) Retirement Plan	853,342
	2) SRP	524,215
Birdsong	1) Retirement Plan	886,846
	2) SRP	297,182
Cisel*	1) Retirement Plan	–
	2) SRP	2,100,048

*	For Mr. Cisel, the amounts represent the lump sum value of his prior accrued benefit under the CILCO Pension (as defined below) at December 31, 2012. The value of Mr. Cisel’s pension benefit is the greater of the CILCO Pension or Cash Balance Account. The lump sum value of Mr. Cisel’s Cash Balance Account at December 31, 2012 was: Retirement Plan — $0; and SRP — $2,100,048.

(3)	Except for Mr. Cisel, all Executives are active and were not eligible for payments prior to December 31, 2012.

Ameren Retirement Plan

Retirement benefits for the Executives fall under the Benefits for Salaried Employees (the “Cash Balance Account”). Effective July 1, 2010, the Benefits for Management, Office, and Technical Employees of CILCO (“CILCO Pension”) was converted to the Cash Balance Account. Mr. Cisel was the only Executive in the CILCO Pension structure that converted to the Cash Balance Account; all other Executives continue to accrue retirement benefits according to the Cash Balance Account structure.

Cash Balance Account. Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits become vested after three years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c) and (g) in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year.

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*
Less than 30	3%
30 to 34	4%
35 to 39	4%
40 to 44	5%
45 to 49	6%
50 to 54	7%
55 and over	8%

*	An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

CILCO Pension Transition Credit.  In addition to the credits described above in the Cash Balance Account, former CILCO Pension participants who were at least age 40 with 10 or more years of service or were at least 50 with five or more years of service as of June 30, 2010 are eligible to receive transition credits for the five years following the conversion, as long as they continue working at Ameren and work at least 1,000 hours during the plan year. Transition credits will be paid at the end of each year for five years. As a result of the mid-year conversion, for 2010, transition credits will be provided for the last six months of 2010 and in 2015, for pay earned during the first six months of such year. Mr. Cisel’s six percent transition credit was paid upon the termination of his employment.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plan described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under the nonqualified deferred compensation plan for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2012(1) ($) (b)	Company Contributions in 2012(2) ($) (c)	Aggregate Earnings in 2012(3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/12(4) ($) (f)
Mark	129,259	14,955	46,279	–	843,142
Lyons	39,427	29,570	17,489	–	194,179
Nelson	27,615	20,711	24,746	–	393,594
Cole	241,213	19,662	107,919	–	1,729,892
Birdsong	13,942	10,456	73,359	–	1,028,867
Cisel	349,077	14,853	106,650	–	2,200,665

(1)	A portion of these amounts is also included in amounts reported for 2012 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2012 information statement, representing compensation paid in 2012 for performance during 2011.

(2)	All of the Company matching contributions reported for each Executive are included in the amounts reported in column (i) of the Summary Compensation Table.

(3)	The dollar amount of aggregate interest earnings accrued during 2012. The above-market interest component of these amounts earned on deferrals made prior to January 1, 2010 with respect to plan years beginning on or prior to January 1, 2010 and for deferrals made prior to January 1, 2010 with respect to plan years beginning on or after January 1, 2011 is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest. There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

(4)	The dollar amount of the total balance of the Executive’s account as of December 31, 2012 consists of the following elements.

Name	Executive Contributions ($)	Company Matching Contributions ($)	Interest Earnings ($)	Total ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Mark	598,658	32,016	212,468	843,142	–
Lyons	100,915	75,687	17,577	194,179	107,604
Nelson	294,941	43,434	55,219	393,594	46,263
Cole	1,088,058	46,450	595,384	1,729,892	874,346
Birdsong	387,055	18,804	623,008	1,028,867	278,752
Cisel	1,729,477	55,246	415,942	2,200,665	1,352,676

(1)	Represents amounts previously reported as compensation to the Executive in the Company’s Summary Compensation Table in previous years.

Executive Deferred Compensation Plan Participation

Pursuant to an optional deferred compensation plan available to executive officers and certain key employees, Executives may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) of cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, Ameren may, in its discretion, waive the 50 percent limitation.

The Ameren Deferred Compensation Plan, as amended and restated, effective January 1, 2010 (the “Ameren Deferred Compensation Plan”), changed the interest crediting rates for deferrals made with respect to plan years commencing on and after January 1, 2010 and added a 401(k) restoration benefit for eligible officers of Ameren and its subsidiaries, including the Executives, whose total salary and short-term incentive award exceeds the limit on compensation in effect under the IRC. In October 2010, Ameren adopted an amendment to the Ameren Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to change the measurement period for the applicable interest rates to amounts deferred under such plan prior to January 1, 2010 and to clarify that matching contributions made under the plan are based upon all of a participant’s deferrals under the plan during a plan year. Pursuant to the Ameren Deferred Compensation Plan, amounts deferred (and interest attributable thereto), other than the 401(k) Restoration Benefit (as defined below), accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2012 such interest crediting rate was 7.10 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the AFR for the December immediately preceding such plan year (the “Officers Deferred Plan Interest Rate”) — for 2012 such interest crediting rate was 3.37 percent

Under the Ameren Deferred Compensation Plan, upon a participant’s termination of employment with Ameren and/or its subsidiaries, including the Company, prior to age 55 and after the occurrence of a Change of Control (as defined under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan” below) the balance in such participant’s deferral account, with interest as described in the table above, shall be distributed in a lump sum within 30 days after the date the participant terminates employment.

The 401(k) Restoration Benefit allows eligible officers of Ameren and its subsidiaries, including the Executives, to also defer a percentage of salary and/or EIP awards in excess of the limit on compensation then in effect under the IRC (currently $250,000), in one percent increments, up to a maximum of six percent of total salary and EIP awards

(a “401(k) Restoration Deferral,” together with Ameren’s 401(k) matching credit described below, the “401(k) Restoration Benefit”). Under the Ameren Deferred Compensation Plan, Ameren credits each participating officer’s deferral account with a matching credit equal to 100 percent of the first three percent of salary and EIP awards and 50 percent of the remaining salary and EIP awards deferred by the participant, including a 401(k) Restoration Deferral. In general, eligible participants, including the Executives, may direct the deemed investment of the 401(k) Restoration Benefit in accordance with the investment options that are generally available under Ameren’s 401(k) savings investment plan, except for the Ameren stock fund.

As a result of the changes described in this section, no preferential or above-market earnings are paid pursuant to the Ameren Deferred Compensation Plan with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010. The investment returns for the funds elected by Executives under the Ameren Deferred Compensation Plan in 2012 were as follows:

Name of Fund	Percentage Rate of Return
Allianz NFJ Dividend Value Fund-Institutional Class	14.37%
American Funds EuroPacific Growth Fund-Class R6	19.54%
BlackRock US Treasury Inflation Protected Securities Non-Lendable Fund-Class F	6.92%
Northern Trust Stable Asset Fund	2.90%
BlackRock LifePath 2025 Portfolio-Class G	12.10%
BlackRock LifePath 2030 Portfolio-Class G	13.23%
PIMCO Total Return Fund-Institutional Class	10.36%
BlackRock Equity Index Fund-Class T	15.99%
Large Cap Growth Equity Fund	17.25%
BlackRock Russell 2500 Index Fund-Class M	18.15%
Small/Mid Cap Equity Fund	1.70%

After the participant retires, the deferred amounts (and interest attributable thereto), other than the 401(k) Restoration Benefit, accrue interest as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2012 such interest crediting rate was 4.73 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Officers Deferred Plan Interest Rate — for 2012 such interest crediting rate was 3.37 percent

The plan compounds interest annually and the rate is calculated as of the first day of the plan year.

A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period of up to 15 years. In the event a participant terminates employment with Ameren and its subsidiaries, including the Company, prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Participants are 100 percent vested at all times in the value of their contributions, investment earnings and any Ameren 401(k) matching credits. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and applicable matching contributions have been deemed invested. While no actual contributions are made to the funds, earnings or losses are calculated using the valuation methodology employed by the record keeper for each of the corresponding funds. Participants may generally transfer investments among various investment alternatives on a daily basis, subject to the provisions of the Ameren Deferred Compensation Plan.

Distributions from the Ameren Deferred Compensation Plan will be paid in cash. Participants may also elect to receive distributions in a single lump sum or in substantially equal annual or monthly installments over a period of 5, 10 or 15 years.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

Neither Ameren nor the Company has employment agreements with the Executives employed by the Company.

General Severance Plan

Ameren maintains a Severance Plan for Management Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control Protection

In General

Change of Control Severance Plan.  In 2008, Ameren’s Board of Directors adopted an Ameren Second Amended and Restated Change of Control Severance Plan, as amended (the “Change of Control Plan”). Other Ameren plans also carry change of control provisions.

Severance and PSUP provisions pursuant to a Change of Control (as defined below) were redesigned or designed by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. The Change of Control Plan was amended in 2009 to eliminate reimbursement and gross-up payments in connection with any excise taxes that may be imposed on benefits received by any officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Executive for Good Reason (as defined below) within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i) the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii) a majority change in composition of the board of directors;

(iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv) approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i) the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii) gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii) the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv) the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i) a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii) required relocation of more than 50 miles;

(iii) any material reduction of the participant’s base salary or target bonus opportunity;

(iv) reduction in grant-date value of long-term incentive opportunity;

(v) failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi) failure of a successor to assume the Change of Control Plan agreements; or

(vii) a material breach of the Change of Control Plan.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason within two years after a Change of Control, the Executive will receive a cash lump sum equal to the following:

(i) salary and unpaid vacation pay through the date of termination;

(ii) pro rata EIP compensation for the year of termination;

(iii) three years’ worth of each of base salary, target EIP compensation and additional pension credit in the case of Messrs. Mark, Lyons, Cole and Nelson and two years’ worth in the case of Mr. Birdsong (while employed with the Company); and

(iv) reimbursement and gross-up for any excise tax imposed on benefits received by the Executive from Ameren, assuming such payments (as defined by the IRS) are at least 110 percent of the imposed cap under the IRC; provided that officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009, are not eligible to receive reimbursement and gross-up for any such excise tax.

In addition to the cash lump sum payment, any such Executive shall (i) continue to be eligible for welfare benefits during the two- or three-year severance period, as the case may be, provided that if the Executive becomes reemployed with another employer and is eligible to receive such welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan during the applicable severance period and (ii) receive, as incurred, up to $30,000 for the cost of outplacement services (not available for a Good Reason termination).

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions.  Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the two- or three-year period, as the case may be, upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Welfare Benefit Payment Assumptions.  Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the two- or three-year period, as the case may be, upon which severance is received. The calculation and the corresponding amounts set forth in the Estimated Potential Post-Employment Payments tables below assume full cost of benefits over the two- or three-year period, as the case may be. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the two- or three-year period, as the case may be, upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the two- or three-year severance period, as the case may be, a graded discount rate assumption of 0.29 percent for payment duration of three years or less, 1.14 percent for payment duration of over three but not more than nine years and 2.89 percent for payment duration over nine years, and post-retirement mortality according to the RP-2000 (generational) table. (No pre-retirement mortality.)

Ability to Amend or Terminate Change of Control Plan

Ameren’s Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of

Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provisions Relating to PSU Awards

Below is a summary of protections provided upon a Change of Control with respect to the PSU awards under the 2006 Omnibus Incentive Compensation Plan. In brief, the goal of these protections is to avoid acceleration of PSU vesting and payment in situations where a Change of Control occurs but Ameren continues to exist and the Executive retains his or her position. In the table below, the term “qualifying termination” means the participant is involuntarily terminated other than for Cause or has a voluntary termination for Good Reason before the second anniversary of the date of the Change of Control. Other definitions of capitalized terms may be found in the Change of Control Plan.

Change of Control Event	Termination Event	Unvested PSU Awards

Change of Control which occurs on or before the end of the applicable performance period after which Ameren continues in existence and remains a publicly traded company on the NYSE or NASDAQ	No qualifying termination

Payable upon the earliest to occur of the following:

•    after the performance period has ended;

•    the participant’s death; or

•    if the participant becomes disabled or retires during the performance period, immediately following the performance period and if the participant becomes disabled or retires after the performance period but before earned amounts have been paid out, upon such disability or death.

Qualifying termination during the performance period

The PSUs the participant would have earned if such participant remained employed until the vesting date, at actual performance, will vest on the last day of the performance period and be paid in shares of Ameren’s Common Stock immediately.

Change of Control which occurs on or before the end of the applicable performance period in which Ameren ceases to exist or is no longer publicly traded on the NYSE or NASDAQ	Automatic upon Change of Control

The target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

	Continued employment until the end of the three-year performance period	Lump sum payout of the nonqualified deferred compensation plus interest immediately following the performance period.
	Continued employment until death or disability which occurs before the end of the three-year performance period	Immediate lump sum payout of the nonqualified deferred compensation, plus interest.

Qualifying termination during the three-year performance period

Immediate lump sum payout of the nonqualified deferred compensation, plus interest; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

	Other termination of employment before the end of the three-year performance period	Forfeiture of the nonqualified deferred compensation, plus interest.

Termination of PSU Awards Other Than for Change of Control

The following table summarizes the impact of certain employment events that may result in the payment of unvested PSU awards.

Type of Termination	Additional Termination Details	Unvested PSU Awards*

Voluntary termination	N/A	Forfeited

Involuntary termination not for Cause	Prior to age 62	Forfeited
Age 62+

Death	Prior to age 62	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.
Age 62+

Disability	Prior to age 62	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid immediately following the performance period.
Age 62+

Retirement (Termination at or after age 55) During Performance Period	Prior to age 62

Only if the participant has at least five years of service, a prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Age 62+

Only if the participant has at least ten years of service (or five years of service in the case of the 2011 PSU awards), a full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Retirement (Termination at or after age 55) Following Performance Period	N/A	This scenario occurs when awards have already vested. In this situation, payout is made immediately.

*	See “COMPENSATION DISCUSSION AND ANALYSIS — Other Compensation Matters” for information with respect to Mr. Cisel regarding vesting of PSU awards pursuant to the termination of his employment and terms and conditions of the Cisel Separation Agreement.

Estimated Potential Post-Employment Payments

The tables below reflect the payments and benefits payable to each of the Executives in the event of a termination of the Executive’s employment under several different circumstances. For Executives other than Mr. Cisel, the amounts shown assume that termination was effective as of December 31, 2012, at the Executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Executive in each scenario. Excise tax and gross-up payments are estimated using a stock price of $30.72 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2012). In addition, the amounts shown do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment. For Executives other than Mr. Cisel, actual amounts to be paid out can only be determined at the time of the Executive’s actual separation from Ameren. Factors that could affect the nature and amount of the payments on termination of employment, among others, include the timing of event, compensation level, the market price of Ameren’s Common Stock and the Executive’s age.

The amounts shown for Mr. Cisel reflect payments made upon termination of his employment in June 2012 or otherwise payable pursuant to the terms and conditions of the Cisel Separation Agreement.

MARK

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/12 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,160,000
PSU Vesting, Assuming Termination of Employment	411,764	304,724	209,975	(4)		685,940
Three Years’ Pension Credit	N/A	N/A	N/A			273,857
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A			70,980
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			1,490,937
Total	411,764	304,724	209,975			4,711,714

LYONS

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/12(1) ($)	Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A		N/A	2,856,000
PSU Vesting, Assuming Termination of Employment	1,190,445	831,937		0	2,120,451
Three Years’ Pension Credit	N/A	N/A		N/A	324,875
Three Years’ Welfare Benefits(3)	N/A	N/A		N/A	53,244
Outplacement at Maximum	N/A	N/A		N/A	30,000
Excise Tax and Gross-up	N/A	N/A		N/A	2,557,800
Total	1,190,445	831,937		0	7,942,370

NELSON

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/12 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,329,600
PSU Vesting, Assuming Termination of Employment	551,996	431,882	330,399	(4)		1,105,954
Three Years’ Pension Credit	N/A	N/A	N/A			355,883
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A			74,188
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			1,789,126
Total	551,996	431,882	330,399			5,684,751

COLE

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/12 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,176,200
PSU Vesting, Assuming Termination of Employment	809,472	578,285	373,629	(4)		1,401,688
Three Years’ Pension Credit	N/A	N/A	N/A			446,513
Three Years’ Welfare Benefits(3)	N/A	N/A	N/A			67,160
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			1,935,085
Total	809,472	578,285	373,629			6,056,646

BIRDSONG

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/12 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Two years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			1,046,205
PSU Vesting, Assuming Termination of Employment	382,004	278,628	187,672	(4)		645,205
Two Years’ Pension Credit	N/A	N/A	N/A			345,066
Two Years’ Welfare Benefits(3)	N/A	N/A	N/A			49,892
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			888,347
Total	382,004	278,628	187,672			3,004,715

CISEL

Component of Pay	($)
Cash Severance	1,000,000
PSU Vesting	340,746	(4)
Total	1,340,746

(1)	Mr. Lyons is not retirement-eligible. Therefore, no PSU vesting is shown upon retirement for him.

(2)	Indicates Change of Control amounts payable to Executives pursuant to the Change of Control Plan, assuming that Ameren ceases to exist or is no longer publicly traded on the NYSE or NASDAQ after the Change of Control.

(3)	Welfare benefits figures reflect the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under our welfare benefit plans. These amounts, however, would not actually be paid as a cash lump sum upon a Change of Control and termination of employment.

(4)	The estimated number of PSUs that would be payable upon retirement at December 31, 2012 for Messrs. Mark, Nelson, Cole and Birdsong is calculated according to the schedule following “— Change of Control Provisions Relating to PSU Awards” above, depending on their respective ages at December 31, 2012. Where performance was estimated (including the value of PSUs payable to Mr. Cisel pursuant to the Cisel Separation Agreement), it was estimated at 30 percent payout for PSU awards.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this information statement, in whole or in part, the following Audit and Risk Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee of Ameren Corporation reviews Ameren Illinois Company’s financial reporting process on behalf of Ameren Illinois Company’s Board of Directors. In fulfilling its responsibilities, the Audit and Risk Committee has reviewed and discussed the audited financial statements of Ameren Illinois Company to be included in the 2012 Form 10-K with Ameren Illinois Company’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Ameren Illinois Company is a “non-accelerated filer” with respect to the reporting requirements of the Securities Exchange Act of 1934, as amended and therefore, is not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC regulations as to the auditor’s attestation report on internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company

Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, the accounting firm’s independence with respect to Ameren Illinois Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm. To ensure the independence of the registered public accounting firm, Ameren Corporation has instituted monitoring processes at both the internal management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accounting firm to perform any category of services. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2012 AND 2011 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this information statement is compatible with maintaining the registered public accounting firm’s independence and has concluded that the registered public accounting firm’s independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Boards of Directors of Ameren Corporation and Ameren Illinois Company that Ameren Illinois Company’s audited financial statements be included in Ameren Illinois Company’s 2012 Form 10-K, for filing with the SEC.

Ameren Audit and Risk Committee:

Walter J. Galvin, Chairman

Stephen F. Brauer

Catherine S. Brune

Ellen M. Fitzsimmons

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FISCAL YEAR 2012

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm for Ameren and its subsidiaries in 2012. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2012 AND 2011

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2012 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2012 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2012 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) a required Department of Energy grant compliance audit; (vi) controls assessment over new system implementations; (vii) certain accounting and reporting consultations; (viii) ratemaking-related audits; and (ix) certain regulatory reviews for the 2012 fiscal year, were $4,355,100.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2011 fiscal year totaled $3,023,026.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2012 fiscal year totaled $1,557,937. Such services consisted of: (i) business decision support — $1,195,000; (ii) employee benefit plan audits — $212,500; (iii) options trading process reviews — $87,687; (iv) environmental review — $35,000; (v) agreed-upon procedures services — $22,000; and (vi) stock transfer/registrar review — $5,750.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2011 fiscal year totaled $531,074.

Tax Fees

The aggregate fees for tax services rendered by PwC to Ameren and its subsidiaries during the 2012 fiscal year totaled $75,000 for tax compliance and advice.

Fees billed by PwC for tax services rendered to Ameren and its subsidiaries during the 2011 fiscal year totaled $50,000.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2012 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $35,400 for accounting and reporting reference software and accounting consultation services.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2011 fiscal year totaled $20,400.

FISCAL YEAR 2013

Ameren’s Audit and Risk Committee has appointed PwC as independent registered public accounting firm for Ameren and its subsidiaries, including Ameren Illinois, for the fiscal year ending December 31, 2013. Ameren is asking its shareholders to ratify this appointment at its 2013 annual meeting of shareholders.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

Ameren’s Audit and Risk Committee has adopted a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, including the Company, except that in accordance with the Committee’s charter, pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved under that policy 100 percent of the fees for services covered under the above captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2012 and 2011.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the information statement material for our 2014 annual meeting of shareholders must be received by the Secretary of the Company on or before November 7, 2013. We expect that the 2014 annual meeting of shareholders will be held on April 22, 2014.

In addition, under our Bylaws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at our principal executive offices not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in Ameren’s Policy Regarding Nominations of Directors, which can be found on Ameren’s website at http://www.ameren.com. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s Bylaws and, in the case of nominations, Ameren’s Director Nomination Policy.

FORM 10-K

A copy of our 2012 Form 10-K, including the Company’s financial statements for the year ended December 31, 2012, is being furnished with this information statement. The 2012 Form 10-K is also available on Ameren’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2012 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2012 Form 10-K by writing to the Office of the Secretary, Ameren Illinois Company, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON AMEREN’S WEBSITE IS NOT INCORPORATED INTO THIS INFORMATION STATEMENT OR OTHER SECURITIES FILINGS.